UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     February 23, 2006

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01   Entry into a Material Definitive Agreement.

2006 Annual Incentive Plan

On February 23, 2006, the Board of Trustees of Pennsylvania Real Estate Investment Trust (the “Company”), upon the recommendation of its Executive Compensation and Human Resources Committee (the “Compensation Committee”), approved the Company’s 2006 annual incentive plan for the Company’s Chief Executive Officer and the other members of the Company’s Office of the Chairman (collectively, the “Named Executive Officers”). Determinations with respect to bonuses for 2005, restricted share grants and 2006 base salaries for the Named Executive Officers have not yet been made.

For 2006, the Board of Trustees, upon recommendation of the Compensation Committee, established performance goals applicable under the Company’s 2006 annual incentive plan. The Board of Trustees also approved threshold (i.e., minimum), target and outperformance (i.e., maximum) cash bonus award levels, expressed as a percentage of salary, that the Named Executive Officers are eligible to receive under the 2006 annual incentive plan. The level of the award that each of the Named Executive Officers is eligible to receive depends upon the achievement of corporate goals, based upon the Company’s funds from operations (“FFO”) per share and, to a lesser extent, on individual performance. FFO is a commonly used measure of operating performance and profitability in the real estate industry. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts.

The following table sets forth the incentive award opportunities for the Named Executive Officers under the 2006 annual incentive plan, expressed as a percentage of base salary:

	Incentive Award as a Percentage of Base Salary

Title	Threshold	Target	Outperformance

Chief Executive Officer	35%	70%	105%
Other Members of the Office of the Chairman	30%	60%	90%

Compensation of Non-Employee Trustees

On February 23, 2006, the Board of Trustees, upon the recommendation of the Nominating and Governance Committee, increased the annual retainer for non-employee Trustees to $30,000 per year, from $25,000 in 2005.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: March 1, 2006	By: /s/	Bruce Goldman

Bruce Goldman
Executive Vice President, General Counsel and Secretary